Filed November 14, 2001

File No. 70-9609

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________
Post-Effective Amendment No. 1
to
FORM U-1
APPLICATION/DECLARATION
UNDER THE
PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

_____________________________________________________________
Energy East Corporation
New York State Electric & Gas Corporation
Energy East Enterprises, Inc.
Maine Natural Gas Corporation
P. O. Box 12904
Albany, NY 12212-2904

CMP Group, Inc.
Central Maine Power Company
Maine Electric Power Company, Inc.
NORVARCO
83 Edison Drive
Augusta, ME 04336

Connecticut Energy Corporation
The Southern Connecticut Gas Company
855 Main Street
Bridgeport, CT 06604

CTG Resources, Inc.
Connecticut Natural Gas Corporation
10 State House Square
Hartford, CT 06144-1500

Berkshire Energy Resources
The Berkshire Gas Company
115 Cheshire Road
Pittsfield, MA 01201

RGS Energy Group, Inc.
Rochester Gas and Electric Corporation
89 East Avenue
Rochester, NY 14649-0001

(Names of companies filing this statement and
addresses of principal executive offices)

_____________________________________________________________
Energy East Corporation

(Name of top registered holding company parent)

_____________________________________________________________

Kenneth M. Jasinski
Executive Vice President,
General Counsel & Secretary
Energy East Corporation
P.O. Box 12904
Albany, New York 12212-2904
Telephone: (518) 434-3049

(Names and addresses of agents for service)

The Commission is requested to send copies of all notices, orders and communications to:

Robert D. Kump Vice President and Treasurer Energy East Corporation P.O. Box 12904 Albany, New York 12212-2904 Telephone: (518) 434-3049	Frank Lee, Esq. Huber Lawrence & Abell 605 Third Avenue New York, New York 10158 Telephone: (212) 682-6200
Adam Wenner, Esq. Vinson & Elkins L.L.P. 1455 Pennsylvania Avenue, N.W. Washington, D.C. 20004-1008 Telephone: (202) 639-6533

Table of Contents
ITEM 1.	DESCRIPTION OF PROPOSED TRANSACTION		1
	1.1	INTRODUCTION	1
	1.2	DESCRIPTION OF ENERGY EAST, RGS AND THEIR SUBSIDIARIES	2
	1.3	DESCRIPTION OF THE MERGER	2
	1.4	CAPITAL STRUCTURE OF ENERGY EAST	2
	1.5	SUMMARY OF REQUESTED APPROVALS	2
	1.6	USE OF PROCEEDS	3
	1.7	DESCRIPTION OF PROPOSED MODIFICATIONS TO FINANCING PROGRAM	4
	1.8	GUARANTIES	7
	1.9	PAYMENT OF DIVIDENDS	8
ITEM 2.	FEES, COMMISSIONS AND EXPENSES		9
ITEM 3.	APPLICABLE STATUTORY PROVISIONS		9
	3.1	GENERAL	9
	3.2	COMPLIANCE WITH RULES 53 AND 54	14
ITEM 4.	REGULATORY APPROVALS		15
ITEM 5.	PROCEDURE		16
ITEM 6.	EXHIBITS AND FINANCIAL STATEMENTS		16
ITEM 7.	INFORMATION AS TO ENVIRONMENTAL EFFECTS		17

ITEM 1.      DESCRIPTION OF PROPOSED TRANSACTION

1.1         INTRODUCTION

      Energy East Corporation ("Energy East"), a New York corporation, is a registered holding company under Section 5 of the Public Utility Holding Company Act of 1935, as amended (the "Act"). On September 12, 2000, the Securities and Exchange Commission (the "SEC" or "Commission") issued an order authorizing (1) ongoing financing activities of Energy East and its Subsidiaries; (2) intrasystem extensions of credit; (3) the creation, acquisition or sale of non-utility subsidiaries; (4) the payment of dividends out of capital and unearned surplus; and (5) other related matters pertaining to Energy East and its Subsidiaries.1

      On June 20, 2001, Energy East and RGS Energy Group, Inc. ("RGS") filed an Application/Declaration (the "Merger U-1 Application"), File No. 070-09901, seeking approvals relating to the proposed combination of Energy East with RGS (collectively the "Companies") pursuant to which RGS will become a direct subsidiary of Energy East (the proposed combination is referred to as the "Merger"). As described in the Merger U-1 Application, Energy East is proposing to acquire the common shares of RGS for cash, Energy East Common Stock or a combination of cash and Energy East Common Stock. A more complete description of the acquisition of RGS is contained in the Merger U-1 Application, which description is hereby incorporated by reference herein.

      The shareholders of RGS approved the Merger with Energy East at a meeting held on June 15, 2001. Energy East and RGS have submitted or will submit applications requesting approval of the Merger and/or related matters to the appropriate state and federal regulators, including the New York State Public Service Commission ("NYPSC"), the Federal Energy Regulatory Commission ("FERC"), the Nuclear Regulatory Commission ("NRC") and the Federal Communications Commission ("FCC"). Energy East and RGS have also made the required filings with the Antitrust Division of the U.S. Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"). See Exhibits D-1 through D-10 and Item 4 of the Merger U-1 Application for additional detail regarding these regulatory approvals. It is anticipated that favorable responses will be received from these regulators by the first quarter of 2002.

      This amended Application/Declaration seeks several modifications of the authorizations granted in the Financing Order with respect to the ongoing financing activities of Energy East and its Subsidiaries and other related matters. The proposed modifications are required in order to reflect the acquisition of RGS and the inclusion of RGS and its subsidiaries as new direct and indirect Subsidiaries of Energy East. This amended Application/Declaration consequently seeks redefinition of (1) the term "Subsidiary" to include the entities that become subsidiaries of Energy East upon and after the consummation of the Merger, (2) the term "Utility Subsidiaries" to include RGS's utility subsidiary Rochester Gas and Electric Corporation ("RG&E"); (3) the term "Intermediate Holding Companies" to include RGS; and (4) the term "Non-Utility Subsidiaries" to include all direct and indirect non-utility subsidiaries of RGS.

___________________
1 Energy East Corp., et al., Holding Co. Act Release No. 35-27228 (Sept. 12, 2000) (the "Financing Order").

      All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Financing Order.

1.2         DESCRIPTION OF ENERGY EAST, RGS AND THEIR SUBSIDIARIES

      Descriptions of Energy East, RGS and their respective subsidiaries appear in the Merger U-1 Application, and are incorporated herein by reference.

1.3         DESCRIPTION OF THE MERGER

      A description of the Merger appears in the Merger U-1 Application, and is incorporated herein by reference.

1.4         CAPITAL STRUCTURE OF ENERGY EAST

      Energy East is authorized under its Restated Certificate of Incorporation, as amended (see Exhibits A-1 and A-2 hereto), to issue 300,000,000 shares of common stock, par value $.01 per share ("Common Stock") and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Energy East has issued and outstanding approximately 116,000,000 shares of Common Stock. Energy East expects to issue between 27,000,000 and 37,000,000 shares of Common Stock in connection with the Merger. The cash portion of the consideration to be paid in the Merger will be financed with the issuance of approximately $400,000,000 of unsecured debt ("Acquisition Debt") and the proceeds from the issuance of $345,000,000 of trust preferred securities, which was recently issued through a special purpose subsidiary of Energy East. The terms and conditions of the Acquisition Debt have not been negotiated as of the time of this filing. However, it is expected that the Acquisition Debt will have maturities of up to 30 years. Immediately after the Merger, it is projected that common equity as a percentage of the pro forma consolidated capitalization of Energy East and its Subsidiaries will be approximately 35%.

1.5         SUMMARY OF REQUESTED APPROVALS

      Energy East and its Subsidiaries hereby request approval of the following modifications to the authorizations granted by the Commission in the Financing Order:

(i)      authority to extend the authorization period (which is currently the period beginning September 12, 2000 (the date of issuance of the Financing Order) and ending March 31, 2003) so that the new authorization period will end on January 31, 2006 (the authorization period, as so extended, is hereinafter referred to as the "Authorization Period");

(ii)      authority to increase, from $2.5 billion to $3.9 billion, Energy East's authority to issue and sell from time to time during the Authorization Period Common Stock, Preferred Stock, and unsecured debentures having maturities of up to 50 years ("Debentures");

(iii)      authority to increase, from $1.5 billion to $2.3 billion, the aggregate principal amount of all outstanding unsecured indebtedness (including Acquisition Debt, Debentures and Short-Term Debt) of Energy East at any time during the Authorization Period (the "Energy East Debt Limitation");

(iv)      authority for RG&E to issue, sell and have outstanding at any one time during the Authorization Period debt securities with maturities of one year or less in the aggregate principal amount of $200 million; 2

(v)      authority for RGS to issue, sell and have outstanding at any one time during the Authorization Period debt securities with maturities of one year or less in the aggregate principal amount of $100 million;

(vi)      authority for RGS and RG&E during the Authorization Period to provide guaranties and other forms of credit support with respect to the securities or other obligations of subsidiaries of RGS in an aggregate principal or nominal amount not to exceed $100 million for RGS and $25 million for RG&E, inclusive of certain existing guaranties of RGS and RG&E, with respect to which RGS and RG&E request authorization to maintain in place;

(vii)      authority to increase from $700 million to $750 million Energy East's Non-Utility Subsidiaries' authority during the Authorization Period to provide guaranties and other forms of credit support ("Non-Utility Subsidiary Guaranties");

(viii)      authority to increase from $500 million to $750 million the authority of Energy East's Non-Utility Subsidiaries during the Authorization Period to invest in certain types of non-utility assets; and

(ix)      authority for RGS and RG&E to pay dividends out of capital and unearned surplus, subject to certain limitations.

      In all other respects, Energy East proposes that the Financing Order shall remain unchanged as a result of this amended Application/Declaration and any supplemental order issued by the Commission in response hereto, except that the new Authorization Period shall also apply to all other authorizations in the Financing Order which are not modified pursuant to any such supplemental order.

1.6         USE OF PROCEEDS

      All of the transactions authorized by the Commission pursuant to a supplemental order issued under this amended Application/Declaration will be undertaken pursuant to the terms and conditions, and the proceeds from such transactions will be used in the manner, set forth herein and in the Financing Order. Energy East represents that no financing proceeds will be used to acquire the securities of, or other interests in, any company unless such acquisition has been approved by the Commission in this proceeding or in a separate proceeding or in accordance with an available exemption under the Act or rules thereunder, including Sections 32 and 33 and Rule 58. Energy East states that the aggregate amount of the proceeds of any financing and Energy East Guaranties approved by the Commission in this proceeding that is used to fund investments in "exempt wholesale generators" as defined in Section 32 of the Act ("EWGs") and

___________________
2 As discussed in more detail in the Merger U-1 Application, after the Merger, Energy East will transfer all of NYSEG's common stock to RGS, so that NYSEG and RG&E can be operated under a combined management structure. The additional debt and credit authorizations requested hereby for RG&E relate solely to RG&E.

"foreign utility companies" as defined in Section 33 of the Act ("FUCOs") will not, when added to Energy East's "aggregate investment" (as defined in Rule 53) in all such entities at any point in time, exceed 50% of Energy East's "consolidated retained earnings" (also as defined in Rule 53). Furthermore, Energy East represents that the proceeds of any financing and Energy East Guaranties and Non-Utility Subsidiary Guaranties utilized to fund investments in Rule 58 Subsidiaries will be subject to the limitations of that rule. Energy East further represents that it will not seek to recover through higher rates of any of its Utility Subsidiaries any losses attributable to the operations of its Non-Utility Subsidiaries.

1.7         DESCRIPTION OF PROPOSED MODIFICATIONS TO FINANCING PROGRAM

         1.7.1.      Summary of Proposal

      Energy East and its Subsidiaries seek to modify the Financing Order to reflect the addition of RGS and its subsidiaries to the Energy East system. Specifically, Energy East and its Subsidiaries seek: (i) authority to extend the authorization period under the Financing Order so that it ends on January 31, 2006; (ii) authority to increase, from $2.5 billion to $3.9 billion, Energy East's authority to issue and sell from time to time Common Stock, Preferred Stock and Debentures; (iii) authority to increase, from $1.5 billion to $2.3 billion, the Energy East Debt Limitation; (iv) authority for RG&E to issue, sell and have outstanding at any one time during the Authorization Period debt securities with maturities of one year or less in the aggregate principal amount of $200 million; (v) authority for RGS to issue, sell and have outstanding at any one time during the Authorization Period debt securities with maturities of one year or less in the aggregate principal amount of $100 million; (vi) authority for RGS and RG&E during the Authorization Period to provide guaranties and other forms of credit support with respect to the securities or other obligations of the subsidiaries of RGS in an aggregate principal or nominal amount not to exceed $100 million for RGS and $25 million for RG&E, inclusive of certain existing guaranties of RGS and RG&E, with respect to which RGS and RG&E request authorization to maintain in place; (vii) authority to increase from $700 million to $750 million Energy East's Non-Utility Subsidiaries' authority during the Authorization Period to provide guaranties and other forms of credit support; (viii) authority to increase from $500 million to $750 million the authority of Energy East's Non-Utility Subsidiaries during the Authorization Period to invest in certain types of non-utility assets; and (ix) authority for RGS and RG&E to pay dividends out of capital and unearned surplus, subject to certain limitations.

      In all other respects, Energy East proposes that the Financing Order shall remain unchanged as a result of this amended Application/Declaration and any supplemental order issued by the Commission in response hereto. Energy East proposes to extend the authorization period under the Financing Order to January 31, 2006.

         1.7.2.      Energy East External Financing

(a)         Energy East requests authority to increase, from $2.5 billion to $3.9 billion, Energy East's authority to issue and sell from time to time during the Authorization Period Common Stock, Preferred Stock and Debentures. The total cost of the Merger to Energy East will be approximately $1.4 billion. The additional financing authority requested herein will afford Energy East the same type of flexibility in the post-Merger period that the Commission previously authorized in the Financing Order. Therefore, it is appropriate to raise, from $2.5 billion to $3.9 billion, Energy East's authority to issue and sell from time to time Common Stock, Preferred Stock and Debentures.

(b)         Energy East requests authorization to issue and sell from time to time during the Authorization Period up to $2.3 billion principal amount of Debentures (the "Energy East Debt Limitation"), pursuant to the terms and conditions set forth herein and in the Financing Order; provided, however, that the aggregate principal amount of Short-Term Debt, Debentures and Acquisition Debt at any time outstanding shall not exceed the Energy East Debt Limitation.

      Energy East commits to maintain its capitalization throughout the Authorization Period at or above 30% common equity on a consolidated basis and to maintain the capitalization of the Utility Subsidiaries (other than NORVARCO) and the Intermediate Holding Companies throughout the Authorization Period at or above 30% common equity.

      All outstanding Debentures issued by Energy East under the Financing Order were at the time of issuance, and will continue to be, rated at least investment grade by a nationally recognized statistical rating organization. In addition, Energy East undertakes that without further Commission authorization it will not issue any Debentures that are not at the time of original issuance rated at least investment grade by a nationally recognized statistical rating organization.

         1.7.3.      Utility Subsidiary Financing

      The approval of the NYPSC is not required for the issuance by RG&E of indebtedness with maturities of one year or less. Accordingly, RG&E requests authorization to issue and sell from time to time during the Authorization Period debt securities, to the extent it is not otherwise exempt pursuant to Rule 52(a), with maturities of one year or less, up to the aggregate principal amount of $200 million.

      Subject to such limitations, it is proposed that RG&E be permitted to engage in short-term financing as it may deem appropriate in light of its needs and market conditions at the time of issuance. Such short-term financing could include, without limitation, commercial paper sold in established commercial paper markets in a manner similar to Energy East, bank lines and debt securities issued under its respective indentures and note programs. The obligations incurred in connection with any such short-term financing will bear interest at a rate which is not greater than 300 basis points over LIBOR.

      A $200 million Short-Term Debt limit for RG&E is appropriate and is proportional to the $275 million Short-Term Debt limit established for NYSEG pursuant to the Financing Order. Energy East's Merger with RGS will expand Energy East's consolidated assets by nearly 50% and will expand consolidated operating revenues by nearly 40%. In light of these changes, setting RG&E's short-term debt limit at $200 million is consistent with authorization previously granted by the Commission, and is reasonable.

         1.7.4.      Short-Term Debt of RGS

      RGS requests authority to issue, sell and have outstanding at any one time during the Authorization Period debt securities with maturities of one year or less in the aggregate principal amount of $100 million. Subject to such limitations, RGS may engage in short-term financing as it may deem appropriate in light of its needs and market conditions at the time of issuance. Such short-term financing could include, without limitation, commercial paper sold in established commercial paper markets in a manner similar to Energy East, bank lines and debt securities issued under its respective indentures, and note programs. The obligations incurred in connection with any such short-term financing will bear interest at a rate which is not greater than 300 basis points over LIBOR. In addition, RGS will not issue any indebtedness in contravention of any pre-existing orders of any state utility commission.

         1.7.5.      Non-Utility Subsidiary Financing

      Non-Utility Subsidiaries request authority to provide guaranties and other forms of credit support with respect to obligations of other Non-Utility Subsidiaries in an aggregate principal or nominal amount not to exceed $750 million at any one time outstanding, exclusive of any guaranties that are exempt pursuant to Rule 45(b) and Rule 52. Non-Utility Subsidiary Guaranties will be subject to the terms and conditions of the Financing Order.

      Non-Utility Subsidiaries also request authority to invest up to $750 million in certain types of non-utility energy-related assets ("Energy-Related Assets") that are incidental to energy marketing activities of such companies, or the capital stock of companies substantially all of whose physical assets consist of such Energy-Related Assets. Such investments will be pursuant to the terms and conditions of the Financing Order.

      The additional $250 million added to the amounts authorized under the Financing Order is appropriate given the addition of RGS's non-utility subsidiaries. Energy East, through its Non-Utility Subsidiaries, is engaged in and expects to continue to be active in the development and expansion of its existing energy-related, telecommunications or otherwise functionally related, non-utility businesses. In order to finance investments in such competitive businesses, it will be necessary for the Non-Utility Subsidiaries to have the ability to engage in financing transactions which are commonly accepted for such types of investments. It is believed that, in almost all cases, such financings will be exempt from prior Commission authorization pursuant to Rule 52(b). It is requested that the Commission reserve jurisdiction over the issuance by any Non-Utility Subsidiary of any other securities with respect to which the exemption under Rule 52(b) would not apply. Energy East undertakes to cause a post-effective amendment to be filed in this proceeding which will describe the general terms of each such non-exempt security and the amounts thereof and request a supplemental order of the Commission authorizing the issuance thereof.

      In order to be exempt under Rule 52(b), any loans by Energy East to a Non-Utility Subsidiary or by one Non-Utility Subsidiary to another must have interest rates and maturities that are designed to parallel the lending company's effective cost of capital. However, in the limited circumstances where the Non-Utility Subsidiary making the borrowing is not wholly-owned by Energy East, directly or indirectly, authority is requested under the Act for Energy East or a Non-Utility Subsidiary, as the case may be, to make such loans to such subsidiaries at interest rates and maturities designed to provide a return to the lending company of not less than its effective cost of capital. If such loans are made to a Non-Utility Subsidiary, such company will not sell any services to any associate Non-Utility Subsidiary unless such company falls within one of the categories of companies to which goods and services may be sold on a basis other than "at cost." Furthermore, in the event any such loans are made, Energy East will include in the next certificate filed pursuant to Rule 24 in this proceeding substantially the same information as that required on Form U-6B-2 with respect to each such transaction.

1.8         GUARANTIES

      RGS requests authorization to enter into guaranties, obtain letters of credit, enter into expense agreements or otherwise provide credit support to or on behalf of its subsidiary companies (the "RGS Guaranties") as may be appropriate to enable such companies to operate in the ordinary course of business, in an aggregate principal amount not to exceed $100 million at any one time, inclusive of certain existing guarantees provided by RGS discussed below, provided however, that the amount of any RGS Guaranties in respect of obligations of any Rule 58 Subsidiary shall also be subject to the limitations of Rule 58(a)(1). RGS may charge its subsidiaries a fee for each guaranty provided on its behalf that is not greater than the cost, if any, of obtaining the liquidity necessary to perform the guaranty (for example, bank line commitment fees or letter of credit fees, plus other transactional expenses). RGS will not issue any guaranties in contravention of any orders of any state utility commission.

      As noted above, RG&E requests authorization to enter into guaranties, obtain letters of credit, enter into expense agreements or otherwise provide credit support to or on behalf of the RGS subsidiary companies (the "RG&E Guaranties") to the extent permitted by the NYPSC and as may be appropriate to enable such companies to operate in the ordinary course of business, in an aggregate principal amount not to exceed $25 million at any one time, inclusive of certain existing guarantees provided by RG&E discussed below, provided however, that the amount of any RG&E Guaranties in respect of obligations of any Rule 58 Subsidiary shall also be subject to the limitations of Rule 58(a)(1). RG&E may charge a fee for each guaranty provided on its behalf that is not greater than the cost, if any, of obtaining the liquidity necessary to perform the guaranty (for example, bank line commitment fees or letter of credit fees, plus other transactional expenses). RG&E will not issue any guaranties in contravention of any orders of any state utility commission.

      RGS and RG&E have provided guaranties and other forms of credit support on behalf of RGS' subsidiaries. Specifically, RGS has guaranteed approximately $32.5 million of obligations of its subsidiaries under various supply, capacity release and retail access agreements. These guaranties will expire not later than June of 2002. RGS has also provided guaranties totaling approximately $45.1 million for other financial obligations of Griffith Oil Co., Inc., a wholly owned subsidiary. These include support for a $33 million revolving credit agreement that expires July 1, 2003, and a guaranty of a promissory note which matures in November of 2005 and under which there was outstanding as of March 31, 2001 approximately $12.1 million. RG&E has guaranteed a promissory note issued by Energetix, a wholly-owned subsidiary of RGS, which matures in August of 2005 and under which there was outstanding as of March 31, 2001 approximately $17.6 million. RGS and RG&E request authorization to maintain these guaranties and other forms of credit support in place during the Authorization Period and thereafter for so long as the underlying obligations shall remain outstanding.

1.9         PAYMENT OF DIVIDENDS

      As a result of the accounting treatment of the Merger, the retained earnings of RGS and its subsidiaries will be greatly reduced.3 For this reason, RGS and RG&E request authorization to pay dividends out of capital and unearned surplus in an amount up to the retained earnings of these companies prior to the Merger. In addition, after the Merger is completed, each of these companies seek authorization, within the limitations set forth herein and in the Financing Order, to pay dividends out of earnings before any amortization of intangibles recognized as a result of the Merger and any impairment of either goodwill or other intangibles recognized as a result of the Merger.

ITEM 2.      FEES, COMMISSIONS AND EXPENSES

      The fees, commissions and expenses incurred or to be incurred in connection with this amended Application/Declaration are estimated at $15,000. The above fees do not include any underwriting fees or other expenses incurred in consummating financings covered hereby. It is estimated that such fees and expenses will not exceed 5% of the proceeds from any such financings.

ITEM 3.      APPLICABLE STATUTORY PROVISIONS

3.1         GENERAL

      Sections 6(a) and 7 of the Act are applicable to the issuance and sale of Common Stock, Preferred Stock, Short-Term Debt and Debentures by and to the issuance and sale of securities by the Subsidiaries that are not exempt under Rule 52. In addition, Sections 6(a) and 7 of the Act are applicable to Interest Rate Hedges permitted pursuant to the Financing Order and any supplemental order, except to the extent that they may be exempt under Rule 52, and to Anticipatory Hedges permitted pursuant to the Financing Order and any supplemental order. Section 12(b) of the Act and Rule 45(a) are applicable to the issuance of Energy East Guaranties, Non-Utility Subsidiary Guaranties, Intermediate Holding Company Guaranties and RGS and RG&E Guaranties to the extent not exempt under Rules 45(b) and 52. Sections 9(a)(1) and 10 of the Act are also applicable to (i) Energy East's or any Non-Utility Subsidiary's or any Intermediate Holding Company's acquisition of the equity securities of any Financing Subsidiary, (ii) the acquisition of securities of Intermediate Subsidiaries, (iii) the acquisition of Energy-Related Assets or the securities of companies substantially all of whose assets consist of Energy-Related Assets, and (vi) the activities of Rule 58 Subsidiaries within and outside the United States. Section 12(c) of the Act and Rule 46 are applicable to the payment of dividends from capital and unearned surplus by Energy East and the Subsidiaries, including RGS and RG&E. Section 13(b) of the Act and Rules 80 - 92 are applicable to the performance of services and sale of goods among Non-Utility Subsidiaries, but may be exempt from the requirements thereof in some cases pursuant to Rules 87(b)(1), 90(d) and 92, as applicable.

___________________
3 This issue is discussed in detail in the Section 1.15 of Amendment No. 3 on Form U-1/A, the application-declaration filed by the Applicant in the Financing Order proceeding, which is incorporated herein by reference.

3.2         COMPLIANCE WITH RULES 53 AND 54

      The transactions proposed herein are also subject to Rules 53 and 54. Under Rule 53(a), the Commission shall not make certain specified findings under Sections 7 and 12 in connection with a proposal by a holding company to issue securities of or other interest in an EWG, or to guaranty the securities of an EWG, if each of the conditions in paragraphs (a)(1) through (a)(4) thereof are met, provided that none of the conditions specified in paragraphs (b)(1) through (b)(3) of Rule 53 exists. Rule 54 provides that the Commission shall not consider the effect of the capitalization or earnings of subsidiaries of a registered holding company that are EWGs or FUCOs in determining whether to approve other transactions if Rule 53(a), (b) and (c) are satisfied. These standards are met.

      Rule 53(a)(1): Immediately following the Merger, Energy East's "aggregate investment" in EWGs and FUCOs will be approximately $25 million, or approximately .03% of Energy East's "consolidated retained earnings" at September 30, 2001 (approximately $959 million).

      Rule 53(a)(2): Energy East will maintain books and records enabling it to identify investments in and earnings from each EWG and FUCO in which it directly or indirectly acquires and holds an interest. Energy East will cause each domestic EWG in which it acquires and holds an interest, and each foreign EWG and FUCO that is a majority-owned subsidiary, to maintain its books and records and prepare its financial statements in conformity with U.S. generally accepted accounting principles. All of such books and records and financial statements will be made available to the Commission, in English, upon request.

      Rule 53(a)(3): No more than 2% of the employees of the Utility Subsidiaries will, at any one time, directly or indirectly, render services to EWGs or FUCOs.

      Rule 53(a)(4): Energy East will submit a copy of the Application/Declaration in this proceeding and each amendment thereto, and will submit copies of any Rule 24 certificates required hereunder, as well as a copy of Energy East's Form U5S, to each of the public service commissions having jurisdiction over the retail rates of the Utility Subsidiaries.

      In addition, Energy East states that the provisions of Rule 53(a) are not made inapplicable to the authorization herein requested by reason of the occurrence or continuance of any of the circumstances specified in Rule 53(b). Rule 53(c) is inapplicable by its terms.

      To the extent that other sections of the Act are deemed applicable to the financing transactions proposed herein and in the Financing Order and any supplemental order, such sections should be considered to be set forth in this Item 3.

ITEM 4.      REGULATORY APPROVALS

      NYSPC has jurisdiction over the issuance of securities by RG&E and NYSEG, other than indebtedness with maturities of one year or less. DPUC has jurisdiction over the issuance of securities by Southern Connecticut Gas and Connecticut Natural Gas, other than indebtedness with maturities of one year or less. MPUC has jurisdiction over the issuance of securities by Maine Natural Gas, Central Maine Power, MEPCo and NORVARCO, other than indebtedness of up to one year. MDTE has jurisdiction over the issuance of securities by Berkshire Gas, other than indebtedness with maturities of one year or less.

      Except as stated above, no state commission, and no federal commission, other than the Commission, has jurisdiction over the proposed transactions.

ITEM 5.      PROCEDURE

      The Commission is requested to publish a notice under Rule 23 with respect to the filing of this amended Application/Declaration as soon as practicable. The Applicants request that the Commission's supplemental order be issued as soon as the rules allow, and that there should not be a 30-day waiting period between issuance of the Commission's supplemental order and the date on which the supplemental order is to become effective. The Applicants hereby waive a recommended decision by a hearing officer or any other responsible officer of the Commission and consents that the Division of Investment Management may assist in the preparation of the Commission's decision and/or order, unless the Division opposes the matters proposed herein.

ITEM 6.      EXHIBITS AND FINANCIAL STATEMENTS

    EXHIBITS

A-1

      Restated Certificate of Incorporation of Energy East filed in the Office of the Secretary of State of the State of New York on April 23, 1998 (filed as Exhibit 4.1 to Energy East's Post-effective Amendment No. 1 to Registration No. 033-54155 and incorporated herein by reference).

A-2

      Certificate of Amendment of the Certificate of Incorporation of Energy East filed in the Office of the Secretary of State of the State of New York on April 26, 1999 (filed as Exhibit 3.3 to Energy East's Form 10-Q for the quarter ended March 31, 1999, File No. 1-14766 and incorporated herein by reference.)

A-3	By-Laws of Energy East as amended April 12, 2001 (filed as Exhibit 3-4 to Energy East's Form 10-Q for the quarter ended March 31, 2001, File No. 1-14766 and incorporated herein by reference).
A-4	Amended and Restated Certificate of Incorporation of RGS (filed as Exhibit 3 to the Registration Statement on Form S-4 in File No. 333-59300 and incorporated herein by reference).
H	Proposed Form of Federal Register Notice (filed herewith).

    FINANCIAL STATEMENTS

FS-1

Pre-Merger and pro forma combined condensed balance sheet for Energy East as of March 31, 2001, and pre-Merger and pro forma combined condensed statement of income and statement of retained earnings of Energy East for the twelve months ended March 31, 2001 (filed as Exhibit FS-1 to Energy East's Merger U-1 Application, File No. 070-09901 and incorporated herein by reference).

FS-2

Balance Sheet of RGS as of March 31, 2001, and statement of income and statement of retained earnings of RGS for the twelve months ended March 31, 2001, including the balance sheet, statement of income and statement of retained earnings of Energy East (filed as Exhibit FS-2 to Energy East's Merger U-1 Application, File No. 070-09901 and incorporated herein by reference).

ITEM 7.      INFORMATION AS TO ENVIRONMENTAL EFFECTS

      None of the matters that are the subject of this amended Application/Declaration involve a "major federal action" nor "significantly affect[s] the quality of the human environment" as those terms are used in Section 102(2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec. 4321 et seq. None of the matters that are the subject of this amended Application/Declaration will result in changes in the operations of the Applicants that would have any impact on the environment. No federal agency is preparing an environmental impact statement with respect to this matter.

SIGNATURES

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY EAST CORPORATION
CMP GROUP, INC.
CONNECTICUT ENERGY CORPORATION
CTG RESOURCES, INC.
BERKSHIRE ENERGY RESOURCES
ENERGY EAST ENTERPRISES, INC.

/s/        Robert D. Kump
Name: Robert D. Kump
Title:   Vice President and Treasurer

NEW YORK STATE ELECTRIC & GAS CORPORATION /s/ Sherwood J. Rafferty Name: Sherwood J. Rafferty Title: Senior Vice President and Chief Financial Officer
MAINE NATURAL GAS CORPORATION /s/ George E. Bonner Name: George E. Bonner Title: Treasurer	CENTRAL MAINE POWER COMPANY MAINE ELECTRIC POWER COMPANY NORVARCO /s/ Sara J. Burns Name: Sara J. Burns Title: President (Vice President - NORVARCO)
THE SOUTHERN CONNECTICUT GAS COMPANY CONNECTICUT NATURAL GAS CORPORATION /s/ James P. Laurito Name: James P. Laurito Title: President and Chief Operating Officer	THE BERKSHIRE GAS COMPANY /s/ Robert M. Allessio Name: Robert M. Allessio Title: President and Chief Operating Officer
RGS ENERGY GROUP, INC. ROCHESTER GAS AND ELECTRIC CORPORATION /s/ Mark Keogh Name: Mark Keogh Title: Treasurer	Date: November 14, 2001